Exhibit 99.1

Press Release For Immediate Release

Investor Relations Contact:	Media Relations Contact:
Will Davis	Stacey Giglio
+1 917-519-6994	+1 321-525-4607
wdavis@gogoair.com	sgiglio@gogoair.com

Gogo Announces First Quarter 2025 Results

Total Revenue of $230.3 million, up 121% Year-over-Year; First Quarter Service Revenue of $198.6 million, up 143% Year-over-Year

Q1 Net Income of $12.0 million; Adjusted EBITDA(1) of $62.1 million

Achieved PMA approval for FDX, Gogo Galileo's larger LEO antenna

59 HDX shipments year to date

Reiterates 2025 Financial Guidance, which includes current impact of global tariffs

BROOMFIELD, Colo. - May 9, 2025 – Gogo Inc. (NASDAQ: GOGO) (“Gogo” or the “Company”), a leading global provider of broadband connectivity services for the business and military/government mobility aviation markets, today announced its financial results for the quarter ended March 31, 2025. First quarter results for Gogo include the impact of the acquisition of Satcom Direct, LLC and certain of its affiliates and subsidiaries (collectively, "Satcom Direct"), which closed on December 3, 2024.

Q1 2025 Highlights

•
Total revenue of $230.3 million increased 121% compared to Q1 2024 and increased 67% compared to Q4 2024. Total revenue increased 4% compared to Q1 2024 pro-forma revenue of $221.6 million, with Satcom Direct contributing $129.0 million in Q1 2025, compared to its revenues as a standalone company of $117.3 million in Q1 2024.
o
Service revenue of $198.6 million increased 143% compared to Q1 2024 and increased 67% compared to Q4 2024.
o
Equipment revenue of $31.7 million increased 40% compared to Q1 2024 and increased 67% compared to Q4 2024.
•
Total AVANCE ATG aircraft online (“AOL”)(2) as of March 31, 2025 grew to 4,716, an increase of 15% compared to Q1 2024 and 2% compared to Q4 2024.
o
AVANCE units comprised approximately 68% of total ATG AOL as of March 31, 2025, up from 58% as of March 31, 2024 and up from 65% as of December 31, 2024.
▪
AVANCE equipment units sold(2) totaled 241, a decrease of 7% compared to Q1 2024 and an increase of 19% compared to Q4 2024.
o
Average Monthly Connectivity Service Revenue per ATG aircraft online (“ARPU”)(2) for the first quarter was $3,451, flat compared to Q1 2024 and a 1% decrease compared to Q4 2024.

o
Total ATG AOL(2) of 6,902 decreased approximately 3% compared to Q1 2024 and decreased approximately 2% compared to Q4 2024.
•
Broadband GEO AOL(2) of 1,280 increased by 179 compared to Q1 2024 and increased by 31 compared to Q4 2024. Broadband GEO AOL includes Satcom Direct aircraft as of Q1 and Q4 2024 and excludes aircraft receiving services through GEO satellite networks that are end-of-life.
•
Net income of $12.0 million compared to net income of $30.5 million in Q1 2024 and net loss of $28.2 million in Q4 2024. Q1 2025 net income includes $9.4 million in pre-tax intangible asset amortization expense and $6.5 million in pre-tax expenses related to the Satcom Direct acquisition. Q1 2024 includes $13.1 million of a pre-tax unrealized gain from a convertible note investment. Q4 2024 net loss includes $46.8 million in pre-tax expenses related to the Satcom Direct acquisition.
o
Diluted earnings per share was $0.09 for Q1 2025, which includes $0.09 attributable to Satcom Direct acquisition expenses and intangible asset amortization, compared to $0.23 in Q1 2024, of which approximately $0.07 is attributable to an unrealized gain from an investment in a convertible note.
•
Adjusted EBITDA(1) of $62.1 million, which includes approximately $2.5 million of operating expenses related to Gogo Galileo and Gogo 5G and excludes $6.5 million of acquisition and integration-related costs related to the Satcom Direct acquisition, increased 43% compared to Q1 2024 and increased 83% compared to Q4 2024.
•
Net cash provided by operating activities was $32.5 million in Q1 2025 up from $29.7 million in Q1 2024 and up from cash used in operating activities of $38.3 million in Q4 2024, which was primarily impacted by the expenses associated with the Satcom Direct acquisition.
o
Free Cash Flow(1) of $30.0 million in Q1 2025 was down from $32.1 million in the prior-year period and up from $(39.6) million in Q4 2024. Q4 2024's negative Free Cash Flow includes $60 million of transaction related payments related to the Satcom Direct acquisition.
o
Cash and cash equivalents increased to $70.3 million as of March 31, 2025 compared to $41.8 million as of December 31, 2024.

Recent Company Highlights

•
Gogo received FAA PMA approval for its Galileo FDX antenna on May 5, 2025, two months ahead of schedule.
•
The Company already has 38 HDX Supplemental Type Certificates (STCs) under contract which have a corresponding total addressable market of nearly 32,000 aircraft.
•
59 HDX antennas have been shipped year to date. Installed units are flying on aircraft in Europe and Brazil and performing to specifications.
•
The FAA has granted Gogo STC approval for its Plane Simple® Ka-band tail mount terminal for Gulfstream GV and Gulfstream G550 aircraft.

“We are excited to achieve PMA approval for our larger LEO antenna, the FDX, ahead of expectations,” said Chris Moore, CEO of Gogo. “This follows rapid progress of our smaller LEO antenna, the HDX, since achieving PMA in March. We believe that these two new products, along with an expected 5G launch in Q4, will begin to accelerate service revenue in the first quarter of 2026.”

“Strong first quarter financial results bolster our confidence to reiterate our 2025 financial guidance, including the potential impact of current tariffs and tariff proposals,” said Zac Cotner, CFO of Gogo. “We believe that the combination of integration synergies, new product revenue and the conclusion of a three-year product investment cycle will help to drive Free Cash Flow growth and further de-leveraging in 2026.”

2025 Financial Guidance

Gogo reiterates its 2025 financial guidance provided in March. These figures include the potential impact of the current tariffs and tariff proposals.

Total revenue in the range of $870 million to $910 million.

Adjusted EBITDA(1) in the range of $200 million to $220 million, reflecting operating expenses of approximately $25 million for strategic and operational initiatives, including Gogo 5G and Gogo Galileo.

Free Cash Flow(1) in the range of $60 million to $90 million, including $70 million of strategic initiatives, net of reimbursements tied to the FCC Reimbursement Program.

Capital expenditures of approximately $60 million, including $45 million for strategic initiatives including Gogo 5G, Gogo Galileo and the LTE network build, and excluding $20 million in capex reimbursement from the FCC Reimbursement Program.

(1)
See “Non-GAAP Financial Measures” below.
(2)
See "Key Operating Metrics" below.

The Company expects to provide longer-term financial targets later in 2025, noting that preliminary targets for the combined Company provided with the announcement of the acquisition of Satcom Direct were 10% revenue growth and adjusted EBITDA percentage margins in the mid-20s.

Conference Call

The Company will host its first quarter conference call on May 9, 2025 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company’s investor website at https://ir.gogoair.com.

1Q Earnings Call Webcast Link:

https://edge.media-server.com/mmc/p/mtby3hnx

Participants can use the below link to retrieve your unique conference ID to use to access the conference call.
https://register-conf.media-server.com/register/BIf547a82254b44e2c987311d2f9e52d6d

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA and Free Cash Flow in the discussion above. Management uses Adjusted EBITDA and Free Cash Flow for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period-to-period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP. When analyzing our performance with Adjusted EBITDA or liquidity with Free Cash Flow, as applicable, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net income (loss) attributable to common stock as a measure of operating results, and (iii) use

Free Cash Flow in addition to, and not as an alternative to, consolidated net cash provided by (used in) operating activities when evaluating our liquidity. No reconciliation of the forecasted amounts of Adjusted EBITDA for fiscal 2025 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts, due to high variability and complexity with respect to estimating certain forward-looking amounts, and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.

Key Operating Metrics

Our management regularly reviews financial and operating metrics, including the key operating metrics in this press release under "Supplemental Information - Key Operating Metrics," to evaluate the performance of our business and our success in executing our business plan, make decisions regarding resource allocation and corporate strategies, and evaluate forward-looking projections. The metrics in this press release are only for the Gogo BA segment and do not include metrics for the Satcom Direct segment for the period in which it is reflected in the Company’s consolidated financial statements, with the exception of the GEO aircraft online (which includes the Satcom Direct business aviation broadband GEO aircraft online but excludes military/government GEO aircraft online), because this reporting period provided insufficient time for management to review, test and select meaningful metrics that would be useful on a standalone basis to both management and investors. Additionally, the metrics in this press release are different in scope than those previously presented for the Gogo BA segment given the impact of the Satcom Direct acquisition. As previously disclosed, as part of the integration of the Satcom Direct business into the Company’s operations, management plans to develop a set of key financial and operating metrics for use by management and investors to reflect the major aspects of the combined Gogo BA and Satcom Direct business.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release. Forward-looking statements are based on our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: our ability to continue to generate revenue from the provision of our connectivity and other service offerings; our development and fixed-price contracts; our reliance on our key OEMs and dealers for equipment sales; our dependence on single-source, third party satellite network providers; the impact of competition; our ability to maintain high-quality customer support; our reliance on third parties for equipment components and services; our participation in U.S. government contracts; our participation in non-U.S. government contracts; the finite useful life of satellites; the impact of global supply chain and logistics issues, tariffs and inflationary trends; the risks associated with international operations; foreign currency risk; the impact of our expansion geographically and otherwise; our ability to recruit, train and retain highly skilled employees, and the loss of any key personnel; the impact of pandemics or other outbreaks of contagious diseases, and the measures implemented to combat them; the impact of adverse economic conditions; our ability to fully utilize portions of our deferred tax assets; the impact of attention to climate change, conservation measures and other ESG matters; our ability to evaluate or pursue strategic opportunities; our ability to integrate Satcom Direct’s business, and the potential failure to realize or delay in realizing all of the anticipated benefits of the acquisition; the changes in executive management that occurred as part of the Satcom Direct acquisition; our ability to develop and deploy Gogo 5G, Gogo Galileo or other next generation technologies; our ability to maintain our rights to use our licensed 4Mhz of ATG spectrum in the United States and obtain rights to additional spectrum if needed; the impact of service interruptions or delays, cyberattacks, technology failures, equipment damage or system disruptions or failures; the impact of assertions by third parties of infringement, misappropriation or other violations; our ability to innovate and provide products and services; our ability to protect our intellectual property rights; risks associated with the use of artificial intelligence in our products and services; the impact of our use of open-source software; the impact of equipment failure or material defects or errors in our software; our ability to comply with applicable foreign ownership limitations; the impact of government regulation of communication networks, and the internet; our possession and use of personal information; risks associated with participation in the FCC Reimbursement Program; our ability to comply with anti-bribery, anti-corruption and anti-money laundering laws; the extent of expenses, liabilities or business disruptions resulting from litigation; the impact of global climate change and legal, regulatory or market responses to it; the impact of the distribution of income among various jurisdictions in which we operate as well as changes in tax law or regulation on our U.S. and non-U.S. tax liabilities; the impact of changes in laws and regulations on U.S. government contractors; the impact of our substantial indebtedness; our ability to obtain additional financing to refinance or repay our existing indebtedness; the impact of restrictions and limitations in the agreements and instruments governing our debt; the impact of increases in interest rates; the impact of a substantial portion of our indebtedness being secured by substantially all of our assets; the impact of a downgrade, suspension or withdrawal of the rating assigned by a rating agency; the volatility of our stock price; our ability to fully utilize our tax losses; the dilutive impact of future stock issuances; the impact of our stockholder concentration and of our Executive Chair of the Board being a significant stockholder; our ability to fulfill our obligations associated with being a public company; the impact of identified material weaknesses in our internal control over financial reporting; and the impact of anti-takeover provisions, ownership provisions and certain other provisions in our charter, our bylaws, Delaware law, and our existing and any future credit facilities.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2024 as filed with the Securities and Exchange Commission (“SEC”) on March 14, 2025 and in our subsequent quarterly reports on Form 10-Q as filed with the SEC.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the only multi-orbit, multi-band in-flight connectivity provider offering connectivity technology purpose-built for business and military/government mobility aviation. Its industry-leading product portfolio offers best-in-class solutions for all aircraft types, from small to large and heavy jets and beyond.

The Gogo offering uniquely incorporates Air-to-Ground technology and access to multiple satellite constellations to deliver consistent, global tip-to-tail connectivity through a sophisticated suite of software, hardware, and advanced infrastructure supported by a 24/7/365 in person customer support team.

Gogo consistently strives to set new standards for reliability, security and innovation and is shaping the future of inflight aviation to make it easier for every customer to stay connected.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2025	2024
Revenue:
Service revenue	$198,612	$81,673
Equipment revenue	31,695	22,649
Total revenue	230,307	104,322
Operating expenses:
Cost of service revenue (exclusive of amounts shown below)	94,047	17,871
Cost of equipment revenue (exclusive of amounts shown below)	29,326	15,786
Engineering, design and development	13,875	9,216
Sales and marketing	14,210	8,283
General and administrative	29,519	14,651
Depreciation and amortization	14,143	3,841
Total operating expenses	195,120	69,648
Operating income	35,187	34,674
Other expense (income):
Interest income	(590)	(2,048)
Interest expense	16,558	8,410
Other expense (income), net	234	(13,099)
Total other expense (income)	16,202	(6,737)
Income before income taxes	18,985	41,411
Income tax provision	6,943	10,921
Net income	$12,042	$30,490

Net income attributable to common stock per share:
Basic	$0.09	$0.24
Diluted	$0.09	$0.23
Weighted average number of shares:
Basic	132,472	129,272
Diluted	135,314	132,441

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$70,282	$41,765
Accounts receivable, net of allowances of $5,105 and $4,467, respectively	115,372	111,513
Inventories	93,795	97,934
Assets held for sale	16,625	16,625
Prepaid expenses and other current assets, net of allowances of $2,000 and $0, respectively	58,201	55,256
Total current assets	354,275	323,093
Non-current assets:
Property and equipment, net	117,329	119,125
Intangible assets, net	269,481	275,331
Goodwill	185,234	184,831
Operating lease right-of-use assets	65,946	68,465
Investment in convertible note	—	4,207
Other non-current assets, net of allowances of $894 and $861, respectively	34,188	36,870
Deferred income taxes	211,935	217,309
Total non-current assets	884,113	906,138
Total assets	$1,238,388	$1,229,231
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$67,382	$67,231
Accrued liabilities	83,808	81,889
Deferred revenue	38,477	30,408
Current portion of long-term debt	2,500	2,500
Total current liabilities	192,167	182,028
Non-current liabilities:
Long-term debt	832,035	831,581
Non-current operating lease liabilities	65,222	68,178
Other non-current liabilities	66,016	78,120
Total non-current liabilities	963,273	977,879
Total liabilities	1,155,440	1,159,907
Stockholders’ equity
Common stock	14	14
Additional paid-in capital	1,463,873	1,460,270
Accumulated other comprehensive income	3,546	5,567
Treasury stock, at cost	(196,382)	(196,382)
Accumulated deficit	(1,188,103)	(1,200,145)
Total stockholders’ equity	82,948	69,324
Total liabilities and stockholders’ equity	$1,238,388	$1,229,231

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Three Months Ended March 31,
	2025	2024
Operating activities:
Net income	$12,042	$30,490
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	14,143	3,841
Loss on asset disposals, abandonments and write-downs	13	15
Provision for expected credit losses	945	(132)
Deferred income taxes	6,136	10,641
Stock-based compensation expense	5,491	4,840
Amortization of deferred financing costs and interest rate caps	1,577	1,375
Accretion of debt discount	416	100
Change in fair value of convertible note investment	253	(13,132)
Changes in operating assets and liabilities:
Accounts receivable	(4,785)	(1,017)
Inventories	4,148	(6,111)
Prepaid expenses and other current assets	(3,527)	(5,904)
Contract assets	(1,947)	6
Accounts payable	126	4,809
Accrued liabilities	2,716	(1,442)
Deferred revenue	(2,438)	1,146
Accrued interest	(2,046)	(2)
Other non-current assets and liabilities	(791)	134
Net cash provided by operating activities	32,472	29,657
Investing activities:
Purchases of property and equipment	(2,751)	(1,451)
Acquisition of intangible assets—capitalized software	(3,418)	(2,720)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles	564	28
Proceeds from interest rate caps	3,170	6,539
Purchase of convertible note	—	(5,000)
Net cash used in investing activities	(2,435)	(2,604)
Financing activities:
Payments on term loan	(625)	(1,813)
Repurchases of common stock	—	(10,137)
Payments on financing leases	(2)	(3)
Stock-based compensation activity	(947)	(1,343)
Net cash used in financing activities	(1,574)	(13,296)
Effect of exchange rate changes on cash	55	27
Increase in cash, cash equivalents and restricted cash	28,518	13,784
Cash, cash equivalents and restricted cash at beginning of period	42,304	139,366
Cash, cash equivalents and restricted cash at end of period	$70,822	$153,150
Cash, cash equivalents and restricted cash at end of period	$70,822	$153,150
Less: current restricted cash	70	—
Less: non-current restricted cash	470	330
Cash and cash equivalents at end of period	$70,282	$152,820
Supplemental cash flow information:
Cash paid for interest	$20,926	$14,207
Cash paid for taxes	162	11
Non-cash investing activities:
Purchases of property and equipment in current liabilities	$6,112	$6,520

Gogo Inc. and Subsidiaries

Supplemental Information – Disaggregated Revenue

(in thousands, unaudited)

	For the Three Months Ended March 31,
	2025			2024
	Gogo BA	Satcom Direct	Total	Gogo BA
Service revenue by type
Satellite broadband	$813	$76,866	$77,679	$776
ATG broadband	75,970	—	75,970	$77,912
Narrowband and other	2,732	42,231	44,963	2,985
Total service revenue by type	$79,515	$119,097	$198,612	$81,673
Service revenue by market
Business aviation	$79,515	$89,766	$169,281	$81,673
Military / Government	$—	$29,331	$29,331	$—
Total service revenue by market	$79,515	$119,097	$198,612	$81,673

Equipment revenue
Satellite broadband	$1,038	$5,337	$6,375	$30
ATG broadband	18,672	—	18,672	19,347
Narrowband and other	2,089	4,559	6,648	3,272
Total equipment revenue	$21,799	$9,896	$31,695	$22,649

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

	For the Three Months Ended March 31,
	2025	2024
Aircraft online (at period end)
ATG AVANCE	4,716	4,110
Gogo Biz	2,186	3,026
Total ATG	6,902	7,136
GEO aircraft online	1,280	9
Average monthly connectivity service revenue per ATG aircraft online	$3,451	$3,458
ATG units sold	317	258

•
AVANCE aircraft online. We define AVANCE aircraft online as the total number of business aircraft equipped with our AVANCE L5 or L3 system for which we provide ATG services as of the last day of each period presented.
•
Gogo Biz aircraft online. We define Gogo Biz aircraft online as the total number of business aircraft not equipped with our AVANCE L5 or L3 system for which we provide ATG services as of the last day of each period presented. This number excludes commercial aircraft operated by Intelsat’s airline customers receiving ATG service.
•
GEO aircraft online. We define GEO aircraft online as the total number of aircraft for which we provide GEO broadband services to business aviation customers as of the last day of each period presented. This number excludes aircraft receiving services through GEO satellite networks that are end-of-life. Pro-forma GEO aircraft online as of Q1 2024 (assuming acquisition of Satcom Direct prior to that date) was 1,101. We are providing this pro forma number because this metric relates primarily to the business of Satcom Direct.
•
Average monthly connectivity service revenue per ATG aircraft online ("ARPU"). We define ATG ARPU as the aggregate ATG connectivity service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period). Revenue share earned from the ATG Network Sharing Agreement with Intelsat is excluded from this calculation.
•
ATG units sold. We define units sold as the number of ATG units for which we recognized revenue during the period.

For more information, see "Key Operating Metrics" above.

Gogo Inc. and Subsidiaries

Supplemental Information – Revenue and Cost of Revenue

(in thousands, unaudited)

	For the Three Months Ended March 31,		% Change
	2025	2024	2025 over 2024
Service revenue	$198,612	$81,673	143.2%
Equipment revenue	31,695	22,649	39.9%
Total revenue	$230,307	$104,322	120.8%

	For the Three Months Ended March 31,		% Change
	2025	2024	2025 over 2024
Cost of service revenue (1)	$94,047	$17,871	426.3%
Cost of equipment revenue (1)	$29,326	$15,786	85.8%

(1)
Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, unaudited)

	For the Three Months Ended March 31,		For the Three Months Ended December 31,
	2025	2024	2024
Adjusted EBITDA:
Net income attributable to common stock (GAAP)	$12,042	$30,490	$(28,213)
Interest expense	16,558	8,410	12,238
Interest income	(590)	(2,048)	(1,749)
Income tax provision	6,943	10,921	(8,187)
Depreciation and amortization	14,143	3,841	7,229
EBITDA	49,096	51,614	(18,682)
Stock-based compensation expense	5,491	4,840	6,022
Acquisition and integration-related costs(1)	6,467	—	46,822
Amortization of acquisition-related inventory step-up costs	748	—	249
Change in fair value of convertible note investment	253	(13,132)	(446)
Adjusted EBITDA	$62,055	$43,322	$33,965

Free Cash Flow:
Net cash provided by operating activities (GAAP) (2)	$32,472	$29,657	$(38,319)
Consolidated capital expenditures (2)	(6,169)	(4,171)	(8,161)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles (2)	564	28	3,180
Proceeds from interest rate caps (2)	3,170	6,539	3,727
Free cash flow	$30,037	$32,053	$(39,573)

(1)
Consists of due diligence and advisory fees of $3.9 million and severance and other compensation-related costs of $2.5 million.
(2)
See Unaudited Condensed Consolidated Statements of Cash Flows

Gogo Inc. and Subsidiaries

Reconciliation of Estimated Full-Year GAAP Net Cash

Provided by Operating Activities to Non-GAAP Measures

(in millions, unaudited)

	FY 2025 Range
	Low	High
Free Cash Flow:
Net cash provided by operating activities (GAAP)	$91	$121
Consolidated capital expenditures	(60)	(60)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles	20	20
Proceeds from interest rate caps	9	9
Free cash flow	$60	$90

Definition of Non-GAAP Measures

EBITDA represents net income attributable to common stock before interest expense, interest income, income taxes and depreciation and amortization expense.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) acquisition and integration-related costs, including amortization of acquisition-related inventory step-up costs and (iii) change in fair value of convertible note investment. Our management believes that the use of Adjusted EBITDA eliminates items that management believes have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe that the exclusion of stock-based compensation expense from Adjusted EBITDA provides a clearer view of the operating performance of our business and is appropriate given that grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

Acquisition and integration-related costs include direct transaction costs, such as due diligence and advisory fees and certain compensation and integration-related expenses as well as the amortization of acquisition-related inventory step-up costs. We believe it is useful for an understanding of our operating performance to exclude acquisition and integration-related costs from Adjusted EBITDA because they are infrequent, are outside of the ordinary course of our operations and do not reflect our operating performance.

We believe it is useful for an understanding of our operating performance to exclude the change in fair value of convertible note investment from Adjusted EBITDA because this activity is not related to our operating performance.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our consolidated financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Free Cash Flow represents net cash provided by operating activities, plus the proceeds received from the FCC Reimbursement Program and the interest rate caps, less purchases of property and equipment and the acquisition of intangible assets. We believe that Free Cash Flow provides meaningful information regarding our liquidity. Management believes that Free Cash Flow is useful for investors because it provides them with an important perspective on the cash available for strategic measures, after making necessary capital investments in property and equipment to support the Company’s ongoing business operations and provides them with the same measures that management uses as the basis of making capital allocation decisions.